Lands’ End Announces Third Quarter of Fiscal 2014 Results
-Third Quarter Operating Income Increased 50.8% to $35.1 million
Dodgeville, WI - December 10, 2014 - Lands’ End, Inc. (NASDAQ: LE) today announced financial results for the third quarter ended October 31, 2014.

Third Quarter Highlights:

•
Merchandise sales and services, net decreased 2.8% to $373.1 million from the third quarter last year. This was comprised of a decrease in the Direct segment of 1.2% to $320.3 million and a decrease in the Retail segment of 11.5% to $52.8 million. Same store sales decreased 3.1% and the number of Lands’ End Shops at Sears locations decreased 12.0%

•	Gross margin increased 370 basis points to 49.1% from the third quarter last year.

•
Selling and administrative expenses decreased 1.7% to $143.4 million from the third quarter last year and included approximately $3.2 million of incentive compensation expense and $2.0 million of stand-alone public company related costs compared with no incentive compensation expenses or stand-alone public company costs in the third quarter last year.

•	Operating income increased 50.8% to $35.1 million from the third quarter last year.

•	Net income increased 26.0% to $18.0 million from the third quarter last year and included interest expense of $6.2 million compared with no interest expense in the third quarter last year.

•	Diluted earnings per share were $0.56 compared with $0.45 in last year’s third quarter.

•	Adjusted EBITDA[1] increased 39.9% to $39.9 million from the third quarter last year.

Edgar Huber, Lands’ End’s President and Chief Executive Officer, stated, “We delivered another quarter of strong operating margin increases driven by a better assortment of product, a more targeted promotional strategy and disciplined expense controls. Profitable growth and price integrity are critical components of the Lands’ End’s brand strategy and this represents the sixth consecutive quarter in which we have delivered better than 20% growth in operating income. I want to congratulate and thank the Lands’ End team for their hard work and achievement. The changes we have made to the merchandise architecture, brand positioning and digital shopping experience have resonated in the marketplace. We continue our focus on delivering exceptional quality, value and service to our customers and executing our strategic initiatives to build Lands’ End into a global lifestyle brand.”

Third Quarter Results
Merchandise sales and services, net decreased 2.8% to $373.1 million in the third quarter of 2014 from $383.9 million in the third quarter of 2013. Merchandise sales and services, net in the Direct segment decreased 1.2% to $320.3 million primarily attributable to a decrease in our International business, partially offset by an increase in U.S. business and school uniform sales. Merchandise sales and services, net in the Retail segment decreased 11.5% to $52.8 million driven by a decrease in the number of Lands’ End Shops at Sears, a decrease in Shop Your Way redemption credits resulting from the commercial agreements entered into with Sears Holdings Corporation and its subsidiaries as part of the Company’s separation, and a decrease in same store sales. Same store sales in the Retail segment decreased 3.1%, driven by lower sales in the Company’s Lands’ End Shops at Sears. On October 31, 2014, the Company operated 242 Lands’ End Shops at Sears, 14 global Lands’ End Inlet stores and five newly opened international shop-in-shops compared to 275 Lands’ End Shops at Sears and 16 global Lands’ End Inlets on November 1, 2013.

Gross profit increased 5.1% to $183.3 million and gross margin increased 370 basis points to 49.1% in the third quarter of 2014 compared with $174.5 million and 45.4%, respectively, in the third quarter of 2013. The increase in gross margin was driven by increases in both the Direct and Retail segments. Gross Margin in the Direct segment increased 260 basis points to 49.8% and gross margin in the Retail segment increased 910 basis points to 45.1%. The Gross margin increase in both the Direct and Retail segments was primarily attributable to improved merchandise assortment architecture and a more targeted promotional strategy.

The Retail segment Gross margin improvement was also due to an unfavorable inventory adjustment in the third quarter of last year.

Selling and administrative expenses decreased 1.7% to $143.4 million in the third quarter of 2014 from $145.9 million in the third quarter of 2013. The third quarter of 2014 included approximately $3.2 million of incentive compensation expenses and $2.0 million of stand-alone public company related expenses. There were no incentive compensation expenses or stand-alone public company costs in the third quarter of 2013. As a percentage of Merchandise sales and services, net, Selling and administrative expenses increased approximately 40 basis points to 38.4% during the third quarter of 2014 from 38.0% during the third quarter last year. The deleveraging of Selling and administrative expenses was primarily attributable to increased incentive compensation expenses and stand alone costs, partially offset by expense management.

Depreciation and amortization expense decreased 8.6% to $4.8 million in the third quarter of 2014 from $5.3 million in the third quarter of 2013 primarily attributable to an increase in fully depreciated assets.

Operating income increased 50.8% to $35.1 million in the third quarter of 2014 from $23.3 million in the third quarter of 2013.

Interest expense was $6.2 million in the third quarter of 2014 and was attributable to higher debt levels and costs related to the issuance of the term loan used to pay a $500 million dividend to a subsidiary of Sears Holdings Corporation immediately prior to the separation.

Income tax expense was $11.4 million for the third quarter of 2014 compared with $9.0 million in the third quarter of 2013. The effective tax rate was 38.8% in the third quarter of 2014 compared with 38.7% in the third quarter of 2013.

Net income increased 26.0% to $18.0 million and diluted earnings per share increased 24.4% to $0.56 in the third quarter of 2014 compared with Net income of $14.3 million and diluted earnings per share of $0.45 per diluted share, in the third quarter of 2013.

Adjusted EBITDA1 increased 39.9% to $39.9 million in the third quarter of 2014 from $28.5 million in the third quarter of 2013.

Balance Sheet and Cash Flow Highlights

Cash was $105.6 million on October 31, 2014 compared to $16.3 million on November 1, 2013. Net cash provided by operations for the 39 weeks ended October 31, 2014 was $96.5 million more than the same period last year primarily due to:

•	Improved inventory management

•	Increased operating income

•	The net effect of changes in settlement methods with our former parent company and certain suppliers resulting from the separation

•	Partially offset by interest payments on debt

Inventory decreased 12.9% to $403.9 million on October 31, 2014 from $464.0 million on November 1, 2013.

The net effect of changes in settlement methods with our former parent company and certain suppliers included approximately $24 million in Accounts payable less $6 million in Accounts receivable as of October 31, 2014. These items would have been included in equity as part of Net parent company investment prior to our separation on April 4, 2014 from Sears Holdings Corporation.

The Company had $161.5 million of availability under its asset-based senior secured credit facility and had long-term debt of $507.3 million as of October 31, 2014.

About Lands’ End, Inc.

Lands' End, Inc. (NASDAQ: LE) is a leading multi-channel retailer of casual clothing, accessories, footwear and home products. We offer products through catalogs, online at www.landsend.com and affiliated specialty and international websites, and through retail locations, primarily at Lands’ End Shops at Sears® and standalone Lands’ End Inlet® Stores. We are a classic American lifestyle brand with a passion for quality, legendary service and real value, and seek to deliver timeless style for men, women, kids and the home.

Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, without limitation, information concerning our future financial performance, business strategy, plans, goals and objectives. Statements preceded or followed by, or that otherwise include, the words “believes,” “expects,” “anticipates,” “intends,” “project,” “estimates,” “plans,” “forecast,” “is likely to” and similar expressions or future or conditional verbs such as “will,” “may,” “would,” “should” and “could” are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that customers want to purchase; changes in customer preference for our branded merchandise; customers’ use of our digital platform; the success of our overall marketing strategies; our dependence on information technology and a failure of information technology systems, including with respect to our e-commerce operations, or an inability to upgrade or adapt our systems; fluctuations and increases in the costs of raw materials; impairment of our relationships with our vendors; our failure to maintain the security of customer, employee or company information; our failure to compete effectively in the apparel industry; the performance of our “store within a store” business model; if Sears, Roebuck and Co. sells or disposes of its retail stores or if its retail business does not attract customers or does not adequately promote the Lands’ End Shops at Sears; legal, regulatory, economic and political risks associated with international trade and those markets in which we conduct business and source our merchandise; our failure to protect or preserve the image of our brands and our intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide us with services in connection with certain aspects of our business to perform their obligations; our failure to timely and effectively obtain shipments of products from our vendors and deliver merchandise to our customers; reliance on promotions and markdowns to encourage consumer purchases; our failure to efficiently manage inventory levels; unseasonal or severe weather conditions; the seasonal nature of our business; the adverse effect on our reputation if our independent vendors do not use ethical business practices or comply with applicable laws and regulations; assessments for additional state taxes; our exposure to periodic litigation and other regulatory proceedings, including with respect to product liability claims; incurrence of charges due to impairment of goodwill, other intangible assets and long-lived assets; our failure to retain our executive management team and to attract qualified new personnel; the impact on our business of adverse worldwide economic and market conditions, including economic factors that negatively impact consumer spending on discretionary items; the inability of our past performance generally, as reflected on our historical financial statements, to be indicative of our future performance; the impact of increased costs due to a decrease in our purchasing power following the separation from Sears Holdings and other losses of benefits associated with being a subsidiary of Sears Holdings; the failure of Sears Holdings or its subsidiaries to perform under various transaction agreements that have been executed in connection with the separation or our failure to have necessary systems and services in place when certain of the transaction agreements expire; potential indemnification liabilities to Sears Holdings pursuant to the separation and distribution agreement; our inability to engage in certain corporate transactions after the separation; our difficulty in operating as a separate entity following the separation; our failure to achieve some or all of the expected benefits of the separation, and adverse effects of the separation on our business; potential liabilities under fraudulent conveyance and transfer laws and legal capital requirements; increases in our expenses and administrative burden in relation to becoming a public company, in particular to bring us into compliance with certain provisions of the Sarbanes-Oxley Act of 2002; and other risks, uncertainties and factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended January 31, 2014. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

Contacts

ICR
John Rouleau / Rachel Schacter
203-682-8200
John.Rouleau@icrinc.com
Rachel.Schacter@icrinc.com

Lands’ End, Inc.
Michele Casper
Director of Public Relations
(608) 935-4633
Michele.Casper@landsend.com

Lands’ End, Inc.
Mike Rosera
Chief Operating Officer and Chief Financial Officer
(608) 935-9341

-Financial Tables Follow-

LANDS’ END, INC.
Condensed Consolidated and Combined Balance Sheets
(Unaudited)

(in thousands, except share data)	October 31, 2014	November 1, 2013	January 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$105,574	$16,331	$22,411
Restricted cash	3,300	3,300	3,300
Accounts receivable, net	39,459	38,648	33,617
Inventories, net	403,938	463,957	369,928
Prepaid expenses and other current assets	40,361	37,602	21,993
Total current assets	592,632	559,838	451,249
Property and equipment, net	99,070	99,162	101,096
Goodwill	110,000	110,000	110,000
Intangible assets, net	529,369	531,999	531,342
Other assets	22,942	617	588
TOTAL ASSETS	$1,354,013	$1,301,616	$1,194,275
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$157,674	$139,393	$115,387
Deferred tax liabilities	2,850	7,954	4,019
Other current liabilities	121,924	97,086	83,955
Total current liabilities	282,448	244,433	203,361
Long-term debt	507,275	—	—
Long-term deferred tax liabilities	172,930	194,966	195,534
Other liabilities	17,439	3,233	3,066
TOTAL LIABILITIES	980,092	442,632	401,961
Commitments and contingencies
STOCKHOLDERS' EQUITY
Common stock, par value $0.01- authorized: 480,000,000 shares; issued and outstanding: 31,956,521	320	—	—
Additional paid-in capital	342,130	—	—
Retained earnings	35,782	—	—
Net parent company investment	—	862,041	794,309
Accumulated other comprehensive loss	(4,311)	(3,057)	(1,995)
Total stockholders’ equity	373,921	858,984	792,314
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,354,013	$1,301,616	$1,194,275

LANDS’ END, INC.
Condensed Consolidated and Combined Statements of Comprehensive Operations
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
(in thousands except per share data)	October 31, 2014	November 1, 2013	October 31, 2014	November 1, 2013
REVENUES
Merchandise sales and services, net	$373,082	$383,851	$1,050,787	$1,032,447
COSTS AND EXPENSES
Cost of sales (excluding depreciation and amortization)	189,787	209,401	537,064	553,735
Selling and administrative	143,370	145,917	419,859	408,782
Depreciation and amortization	4,802	5,255	14,629	16,253
Other operating expense, net	25	7	45	59
Total costs and expenses	337,984	360,580	971,597	978,829
Operating income	35,098	23,271	79,190	53,618
Interest expense	6,194	—	14,324	—
Other income, net	507	10	847	33
Income before income taxes	29,411	23,281	65,713	53,651
Income tax expense	11,420	9,002	25,009	20,747
NET INCOME	$17,991	$14,279	$40,704	$32,904
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	(2,698)	1,273	(2,316)	104
COMPREHENSIVE INCOME	$15,293	$15,552	$38,388	$33,008
NET INCOME PER COMMON SHARE ATTRIBUTABLE TO STOCKHOLDERS
Basic:	$0.56	$0.45	$1.27	$1.03
Diluted:	$0.56	$0.45	$1.27	$1.03

Basic weighted average common shares outstanding	31,957	31,957	31,957	31,957
Diluted weighted average common shares outstanding	31,971	31,957	31,965	31,957

Use and Definition of Non-GAAP Financial Measures
1Adjusted EBITDA-In addition to our Net income determined in accordance with accounting principles generally accepted in the United States (“GAAP”), for purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), which is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our business, as well as for executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and useful to investors, because:

•	EBITDA excludes the effects of certain on-going financing and investing activities from earnings by eliminating the effects of interest and depreciation costs.

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations. For the 13 and 39 weeks ended October 31, 2014 and November 1, 2013, we excluded the loss on disposal of property and equipment as management considers the gains or losses on disposal of assets to result from investing decisions rather than ongoing operations.

	13 Weeks Ended
	October 31, 2014		November 1, 2013
(in thousands)	$’s	% of Net Sales	$’s	% of Net Sales
Net income	$17,991	4.8%	$14,279	3.7%
Income tax expense	11,420	3.1%	9,002	2.3%
Other income, net	(507)	(0.1)%	(10)	—%
Interest expense	6,194	1.7%	—	—%
Operating income	35,098	9.4%	23,271	6.1%
Depreciation and amortization	4,802	1.3%	5,255	1.4%
Loss on disposal of property and equipment	25	—%	7	—%
Adjusted EBITDA	$39,925	10.7%	$28,533	7.4%

	39 Weeks Ended
	October 31, 2014		November 1, 2013
(in thousands)	$’s	% of Net Sales	$’s	% of Net Sales
Net income	$40,704	3.9%	$32,904	3.2%
Income tax expense	25,009	2.4%	20,747	2.0%
Other income, net	(847)	(0.1)%	(33)	—%
Interest expense	14,324	1.4%	—	—%
Operating income	79,190	7.5%	53,618	5.2%
Depreciation and amortization	14,629	1.4%	16,253	1.6%
Loss on disposal of property and equipment	45	—%	59	—%
Adjusted EBITDA	$93,864	8.9%	$69,930	6.8%

LANDS’ END, INC.
Condensed Consolidated and Combined Statements of Cash Flows
(Unaudited)

	39 Weeks Ended
(in thousands)	October 31, 2014	November 1, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$40,704	$32,904
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,629	16,253
Amortization of debt issuance costs	1,092	—
Loss on disposal of property and equipment	45	59
Stock-based compensation	1,954	—
Deferred income taxes	7,730	3,407
Change in operating assets and liabilities:
Inventories	(36,306)	(84,982)
Accounts payable	44,989	30,010
Other operating assets	(23,402)	(22,991)
Other operating liabilities	34,123	14,394
Net cash provided by (used in) operating activities	85,558	(10,946)
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property and equipment	—	9
Purchases of property and equipment	(11,141)	(3,629)
Net cash used in investing activities	(11,141)	(3,620)
CASH FLOWS FROM FINANCING ACTIVITIES
Contributions from / (distributions to) Sears Holdings, net	8,784	2,739
Proceeds from issuance of long-term debt	515,000	—
Payments on term loan facility	(2,575)	—
Debt issuance costs	(11,433)	—
Dividend paid to a subsidiary of Sears Holdings Corporation	(500,000)	—
Net cash provided by financing activities	9,776	2,739
Effects of exchange rate changes on cash	(1,030)	(99)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	83,163	(11,926)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	22,411	28,257
CASH AND CASH EQUIVALENTS, END OF PERIOD	$105,574	$16,331
SUPPLEMENTAL INFORMATION:
Supplemental Cash Flow Data:
Unpaid liability to acquire property and equipment	$2,030	$1,584
Income taxes paid	$13,013	$4,659
Interest paid	$13,020	$—

Financial information by segment is presented in the following tables for the 13 and 39 weeks ended October 31, 2014 and November 1, 2013, respectively.
LANDS' END, INC.
Segment Financial Information
(Unaudited)

(in thousands)	Direct	Retail	Corporate/ Other	Total
13 Weeks Ended October 31, 2014
Merchandise sales and services, net	$320,286	$52,776	$20	$373,082
Costs and expenses:
Cost of sales (excluding depreciation and amortization)	160,807	28,980	—	189,787
Selling and administrative	111,712	22,980	8,678	143,370
Depreciation and amortization	3,822	643	337	4,802
Other operating expense, net	—	—	25	25
Total costs and expenses	276,341	52,603	9,040	337,984
Operating income (loss)	43,945	173	(9,020)	35,098
Interest expense	—	—	6,194	6,194
Other income, net	—	—	507	507
Income (loss) before income taxes	43,945	173	(14,707)	29,411
Interest expense	—	—	6,194	6,194
Other income, net	—	—	507	507
Depreciation and amortization	3,822	643	337	4,802
Loss on disposal of property and equipment	—	—	25	25
Adjusted EBITDA	$47,767	$816	$(8,658)	$39,925

Total assets	$1,127,221	$80,406	$146,386	$1,354,013

Capital expenditures	$4,962	$310	$153	$5,425

LANDS' END, INC.
Segment Financial Information
(Unaudited)

(in thousands)	Direct	Retail	Corporate/ Other	Total
13 Weeks Ended November 1, 2013
Merchandise sales and services, net	$324,179	$59,639	$33	$383,851
Costs and expenses:
Cost of sales (excluding depreciation and amortization)	171,226	38,175	—	209,401
Selling and administrative	114,111	25,636	6,170	145,917
Depreciation and amortization	4,035	882	338	5,255
Other operating expense, net	—	—	7	7
Total costs and expenses	289,372	64,693	6,515	360,580
Operating income (loss)	34,807	(5,054)	(6,482)	23,271
Other income, net	—	—	10	10
Income (loss) before income taxes	34,807	(5,054)	(6,472)	23,281
Other income, net	—	—	10	10
Depreciation and amortization	4,035	882	338	5,255
Loss on disposal of property and equipment	—	—	7	7
Adjusted EBITDA	$38,842	$(4,172)	$(6,137)	$28,533

Total assets	$1,176,621	$90,149	$34,846	$1,301,616

Capital expenditures	$1,618	$—	$249	$1,867

LANDS' END, INC.
Segment Financial Information
(Unaudited)

(in thousands)	Direct	Retail	Corporate/ Other	Total
39 Weeks Ended October 31, 2014
Merchandise sales and services, net	$888,889	$161,831	$67	$1,050,787
Costs and expenses:
Cost of sales (excluding depreciation and amortization)	448,519	88,545	—	537,064
Selling and administrative	324,820	69,184	25,855	419,859
Depreciation and amortization	11,682	1,938	1,009	14,629
Other operating expense, net	—	—	45	45
Total costs and expenses	785,021	159,667	26,909	971,597
Operating income (loss)	103,868	2,164	(26,842)	79,190
Interest expense	—	—	14,324	14,324
Other income, net	—	—	847	847
Income (loss) before income taxes	103,868	2,164	(40,319)	65,713
Interest expense	—	—	14,324	14,324
Other income, net	—	—	847	847
Depreciation and amortization	11,682	1,938	1,009	14,629
Loss on disposal of property and equipment	—	—	45	45
Adjusted EBITDA	$115,550	$4,102	$(25,788)	$93,864

Total assets	$1,127,221	$80,406	$146,386	$1,354,013

Capital expenditures	$10,393	$452	$296	$11,141

LANDS' END, INC.
Segment Financial Information
(Unaudited)

(in thousands)	Direct	Retail	Corporate/ Other	Total
39 Weeks Ended November 1, 2013
Merchandise sales and services, net	$860,774	$171,596	$77	$1,032,447
Costs and expenses:
Cost of sales (excluding depreciation and amortization)	455,794	97,941	—	553,735
Selling and administrative	316,882	75,476	16,424	408,782
Depreciation and amortization	12,590	2,655	1,008	16,253
Other operating expense, net	—	—	59	59
Total costs and expenses	785,266	176,072	17,491	978,829
Operating income (loss)	75,508	(4,476)	(17,414)	53,618
Other income, net	—	—	33	33
Income (loss) before income taxes	75,508	(4,476)	(17,381)	53,651
Other income, net	—	—	33	33
Depreciation and amortization	12,590	2,655	1,008	16,253
Loss on disposal of property and equipment	—	—	59	59
Adjusted EBITDA	$88,098	$(1,821)	$(16,347)	$69,930

Total assets	$1,176,621	$90,149	$34,846	$1,301,616

Capital expenditures	$3,355	$1	$273	$3,629